(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Mutual Funds

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING International Core Fund, a series of ING Mutual Funds.

/s/ KPMG LLP

Boston, Massachusetts

January 24, 2011